Filed Pursuant to Rule 433 Registration Statement No. 333-259205

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated December 13, 2023
Pricing Supplement Dated December __, 2023 to the Product Prospectus Supplement ERN-ES-1 dated August 1, 2023, and the Prospectus Supplement and the Prospectus, Each Dated September 14, 2021
$_________ Return Notes Linked to a Basket of 23 Common Stocks, Due February 5, 2025 Royal Bank of Canada

Royal Bank of Canada is offering Return Notes (the “Notes”) linked to an equally-weighted basket (the “Basket”) of 23 equity securities (each, a “Basket Component,” and collectively, the “Basket Components”).  The Basket Components and their ticker symbols are set forth in the “Summary” section below.
•
The payment at maturity will reflect the performance of the Basket, as measured by its Percentage Change, and as increased by the Basket Adjustment Factor of 1.0170. Accordingly, at maturity, you will receive an amount for each $1,000 in principal amount of the Notes that will be calculated as follows:

$1,000 × (1 + Percentage Change) × Basket Adjustment Factor
•	Because the Basket Adjustment Factor is 1.0170, if the Percentage Change is less than approximately -1.672%, investors will lose some or all of the principal amount.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
•	Issue Date: January 2, 2024
•	Maturity Date: February 5, 2025
•	CUSIP: 78015QGP0 / ISIN: US78015QGP00
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this terms supplement, and “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated August 1, 2023 and page S-2 of the prospectus supplement dated September 14, 2021.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions(1)	0%	$
Proceeds to Royal Bank of Canada	100%	$
(1) If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC (“RBCCM”), acting as our agent, would not receive an underwriting discount in connection with its sales of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date is expected to be between $960.00 and $990.00 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:
This terms supplement relates to an offering of Return Notes (the “Notes”) linked to a basket (the “Basket”) of 23 equity securities (the “Basket Components”). The Basket Components, their respective Component Weights and their Initial Prices are indicated in the table below.

Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Denominations:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	December 27, 2023
Issue Date:	January 2, 2024
Valuation Date:	January 31, 2025
Maturity Date:	February 5, 2025, subject to extension for market and other disruptions, as described in the product prospectus supplement.
Interest Payments:	None.
Payment at Maturity (if held to maturity):
The payment on the Notes will depend upon the Percentage Change of the Basket.  For each $1,000 in principal amount of the Notes, you will receive:
$1,000 × (1 + Percentage Change) × Basket Adjustment Factor
Because the Basket Adjustment Factor is 1.0170, if the Percentage Change is less than approximately -1.672%, investors will lose some or all of the principal amount.

Basket Adjustment Factor:	1.0170
Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage, equal to the sum of the Weighted Component Changes for the Basket Components. The Weighted Component Change for each Basket Component will be determined as follows:
Component Weight x

Initial Price:	The closing price per share of a Basket Component on the Trade Date.
Final Price:	The closing price per share of a Basket Component on the Valuation Date.

P-2	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
The Basket:	Basket Component	Bloomberg Ticker	Component Weight	Initial Price
	Advanced Auto Parts, Inc.	AAP	1/23	$[●]
	American Tower Corporation	AMT	1/23	$[●]
	Aspen Technology, Inc.	AZPN	1/23	$[●]
	Bank of America Corporation	BAC	1/23	$[●]
	Citizens Financial Group, Inc.	CFG	1/23	$[●]
	Dominion Energy, Inc.	D	1/23	$[●]
	Discover Financial Services	DFS	1/23	$[●]
	DocuSign, Inc.	DOCU	1/23	$[●]
	The Estée Lauder Companies Inc.	EL	1/23	$[●]
	Enbridge Inc.	ENB	1/23	$[●]
	EPAM Systems, Inc.	EPAM	1/23	$[●]
	FMC Corporation	FMC	1/23	$[●]
	Illumina, Inc.	ILMN	1/23	$[●]
	Inspire Medical Systems, Inc.	INSP	1/23	$[●]
	Merck & Co., Inc.	MRK	1/23	$[●]
	MasTec, Inc.	MTZ	1/23	$[●]
	Paylocity Holding Corporation	PCTY	1/23	$[●]
	Prologis, Inc.	PLD	1/23	$[●]
	PayPal Holdings, Inc.	PYPL	1/23	$[●]
	Stanley Black & Decker, Inc.	SWK	1/23	$[●]
	Bio-Techne Corporation	TECH	1/23	$[●]
	Texas Instruments Incorporation	TXN	1/23	$[●]
	Zimmer Biomet Holdings, Inc.	ZBH	1/23	$[●]
Principal at Risk:	The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if the Percentage Change is less than approximately -1.672%.
Calculation Agent:	RBCCM

P-3	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in this terms supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated September 14, 2021).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this terms supplement.

The Trade Date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

P-4	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated August 1, 2023, relating to our Senior Global Medium-Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and in the product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement ERN-ES-1 dated August 1, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123037672/brhc20056857_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-5	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
HYPOTHETICAL RETURNS
The following table illustrates the hypothetical payment and total return at maturity on the Notes.  The “total return,” as used in this free writing prospectus, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 in principal amount of the Notes to $1,000.  The hypothetical total returns and examples set forth below are based on the Basket Adjustment Factor of 1.0170, and hypothetical Percentage Changes as set forth below.
The hypothetical total returns and examples set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The examples below do not take into account any tax consequences from investing in the Notes.
Percentage Change	Payment at Maturity	Total Return on the Notes
40.00%	$1,423.80	42.380%
30.00%	$1,322.10	32.210%
20.00%	$1,220.40	22.040%
10.00%	$1,118.70	11.870%
5.00%	$1,067.85	6.785%
0.00%	$1,017.00	1.700%
-1.00%	$1,006.83	0.683%
-1.672%(1)	$1,000.00	0.000%
-5.00%	$966.15	-3.385%
-10.00%	$915.30	-8.470%
-20.00%	$813.60	-18.640%
-30.00%	$711.90	-28.810%
-40.00%	$610.20	-38.980%
-50.00%	$508.50	-49.150%
-60.00%	$406.80	-59.320%
-70.00%	$305.10	-69.490%
-80.00%	$203.40	-79.660%
-90.00%	$101.70	-89.830%
-100.00%	$0.00	-100.000%
(1) If the Percentage Change is less than approximately -1.672%, you will lose some or all of the principal amount.

P-6	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
Hypothetical Examples of Amounts Payable at Maturity
The following examples illustrate how the payments on the Notes are calculated.
Example 1: The value of the Basket increases from the Trade Date to the Valuation Date, resulting in a Percentage Change of 10%.
In this case, the investor will receive a payment at maturity of $1,118.70 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 × (1 + Percentage Change) × Basket Adjustment Factor
$1,000 x (1 + 10%) x 1.0170 = $1,118.70
Example 2: The value of the Basket decreases from the Trade Date to the Valuation Date, resulting in a Percentage Change of -1%.
In this case, the investor will receive a payment at maturity of $1,006.83 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 × (1 + Percentage Change) × Basket Adjustment Factor
$1,000 x (1 + -1%) x 1.0170 = $1,006.83
In this case, the investor’s return is positive, even though the value of the Basket has decreased slightly.
Example 3: The value of the Basket decreases from the Trade Date to the Valuation Date, resulting in a Percentage Change of -40.00%.
In this case, the investor will receive a payment at maturity of $610.20 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 × (1 + Percentage Change) × Basket Adjustment Factor
$1,000 x (1 + -40%) x 1.0170 = $610.20
In this case, the amount that will be paid on the Notes will be significantly less than the principal amount.

P-7	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Receive Less than the Principal Amount at Maturity – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Basket. If the Percentage Change is less than approximately -1.672%, you will lose some or all of the principal amount.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Owning the Notes Is Not the Same as Owning the Basket Components — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Basket Components. For example, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time. This will be the case even if the value of the Basket increases after the Trade Date. No assurance can be given as to what our financial condition will be at maturity of the Notes.

•
Changes in the Value of One Basket Component May Be Offset by Changes in the Value of the Other Basket Components – A change in the value of one Basket Component may not correlate with changes in the value of the other Basket Components. The value of one Basket Component may increase, while the value of the other Basket Components may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the value of the other Basket Components.

•
Significant Aspects of the Tax Treatment of the Notes Are Uncertain and Certain Aspects May Make the Notes Less Suitable for Certain Non-U.S. Investors –– The tax treatment of the Notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this terms supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Notes based on the amount that may be paid at maturity, and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income on a current basis. The outcome of this process is uncertain and could apply on a retroactive basis.

P-8	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this terms supplement, the section entitled “Tax Consequences—United States Taxation” in the accompanying prospectus and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.  You should consult your tax advisor about your own tax situation.
Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM or any of our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value that will be set forth on the cover page of the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Basket Components, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

P-9	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Basket Components that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share prices of the Basket Components, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Basket Components (the “Basket Component Issuers”), including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes, and may affect the share prices of the Basket Components and therefore, the market value of the Notes.

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Basket Components, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Basket Component may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on views expressed by our affiliates.

Risks Relating to the Basket Components
•
There Is No Affiliation Between the Basket Component Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Basket Component Issuers — We are not affiliated with the Basket Component Issuers. However, we and our affiliates may currently, or from time to time in the future engage, in business with any Basket Component Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Basket Components.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

•
An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets — ENB is issued by a Canadian company. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities may be more volatile than U.S. securities, and market developments may affect non-U.S. securities differently from the U.S. securities. Direct or indirect government intervention to stabilize these non-U.S. securities, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those securities.

Securities prices of non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural

P-10	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
•
Several Reference Stocks Have a Limited Trading History — DOCU, INSP and AZPN commenced trading in April 2018, May 2018 and May 2022 (when AZPN completed an acquisition transaction of businesses from Emerson Electric Co.), respectively.  As a result, these Reference Stocks have limited historical trading information that you can refer to in order to evaluate their performance.  Accordingly, an investment in the Notes may be more risky than an investment linked only to securities that have a longer period of historical trading information.

P-11	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
INFORMATION REGARDING THE BASKET COMPONENT ISSUERS
The Basket Components are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Basket Components may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Basket Component Issuers is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Basket Component Issuers with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
Advanced Auto Parts, Inc.
Advanced Auto Parts, Inc. is an automotive aftermarket parts provider that serves commercial and do-it-yourself customers, as well as independently owned operators.
The company’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “AAP”.
American Tower Corporation
American Tower Corporation is a real estate investment trust that owns, operates and develops wireless communications and broadcast towers. The company leases antennae sites on multi-tenant towers for wireless communications industries, including personal communications services, paging and cellular.
The company’s common stock is listed on the NYSE under the ticker symbol “AMT”.
Aspen Technology, Inc.
Aspen Technology, Inc. provides software solutions. The company offers asset optimization software that facilitates asset design, operations, and maintenance in complex, industrial environments.
The company’s common stock is listed on the Nasdaq Global Select Market (the “Nasdaq”) under the ticker symbol “AZPN”.
Bank of America Corporation
Bank of America Corporation offers banking, investing, asset management, and other financial and risk-management products and services. The company has a mortgage lending subsidiary, and an investment banking and securities brokerage subsidiary.
The company’s common stock is listed on the NYSE under the ticker symbol “BAC”.
Citizens Financial Group, Inc.
Citizens Financial Group, Inc. provides a full range of commercial banking services. The company offers consumer loans, commercial loans, mortgage loans, deposit products, internet banking, and trust services.
The company’s common stock is listed on the NYSE under the ticker symbol “CFG”.
Dominion Energy, Inc.
Dominion Energy, Inc. produces and transports energy products. The company offers natural gas and electric energy transmission, gathering, and storage solutions.

P-12	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
The company’s common stock is listed on the NYSE under the ticker symbol “D”.
Discover Financial Services
Discover Financial Services operates as a credit card issuer and electronic payment services company. The company issues credit cards and offers student and personal loans, as well as savings products such as certificates of deposit and money market accounts.
The company’s common stock is listed on the NYSE under the ticker symbol “DFS”.
DocuSign, Inc.
DocuSign, Inc. provides electronic signature solutions. The company offers its services to mortgage, non-profit, government, real estate, insurance, technology, and healthcare industries.
The company’s common stock is listed on the Nasdaq under the ticker symbol “DOCU”.
The Estée Lauder Companies Inc.
The Estée Lauder Companies Inc. manufactures and markets a wide range of skin care, makeup, fragrance, and hair care products.
The company’s common stock is listed on the NYSE under the ticker symbol “EL”.
Enridge Inc.
Enbridge Inc. operates as an energy delivery company. The company offers crude oil and liquids pipeline systems involved in energy projects, natural gas transmission, and midstream businesses, as well as distributes electricity and retail energy products. The company conducts its business in Canada.
The company’s common stock is listed on the NYSE under the ticker symbol “ENB”.
EPAM Systems, Inc.
EPAM Systems, Inc. offers information technology services. The company provides software development, outsourcing services, e-business, enterprise relationship management, and content management solutions.
The company’s common stock is listed on the NYSE under the ticker symbol “EPAM”.
FMC Corporation
FMC Corporation provides agricultural solutions. The company offers herbicides, insecticides and miticides, fungicides, harvest aids, and other crop chemicals used for seed corn, potatoes, sorghum, sweet corn, cotton, tobacco, sunflowers, grapes, and other related products.
The company’s common stock is listed on the NYSE under the ticker symbol “FMC”.
Illumina, Inc.
Illumina, Inc. develops, manufactures and markets integrated systems for the large scale analysis of genetic variation and biological function. The company provides a line of products and services that currently serve the sequencing, genotyping and gene expression markets for genomic research centers, pharmaceutical companies, academic institutions and biotechnology companies.
The company’s common stock is listed on the Nasdaq under the ticker symbol “ILMN”.

P-13	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
Inspire Medical Systems, Inc.
Inspire Medical Systems, Inc. operates as a medical technology company. The company develops implantable neurostimulation systems to treat obstructive sleep apnea.
The company’s common stock is listed on the Nasdaq under the ticker symbol “INSP”.
Merck & Co., Inc.
Merck & Co., Inc. is a healthcare company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health and consumer care products, which it markets directly and through its joint ventures. The company has operations in pharmaceutical, animal health and consumer care.
The company’s common stock is listed on the NYSE under the ticker symbol “MRK”.
MasTec, Inc.
MasTec, Inc., is a specialty contractor operating across a range of industries. The company’s activities include the building, installation, maintenance, and upgrade of utility and communications infrastructure, including electrical utility transmission and distribution, wind farms, solar farms, renewable energy and natural gas infrastructure, wireless, and wireline.
The company’s common stock is listed on the NYSE under the ticker symbol “MTZ”.
Paylocity Holding Corporation
Paylocity Holding Corporation is a provider of cloud-based payroll and human capital management software solutions.
The company’s common is listed on the Nasdaq under the ticker symbol “PCTY”.
Prologis, Inc.
Prologis, Inc. is an owner, operator, and developer of industrial real estate. The company also leases modern distribution facilities to customers, including manufacturers, retailers, transportation companies, third-party logistics providers, and other enterprises.
The company’s common stock is listed on the NYSE under the ticket “PLD”.
PayPal Holdings, Inc.
PayPal Holdings, Inc. operates as a technology platform company that enables digital and mobile payments on behalf of consumers and merchants. The company offers online payment solutions.
The company’s common stock is listed on the Nasdaq under the ticker symbol “PYPL”.
Stanley Black & Decker, Inc.
Stanley Black & Decker, Inc. is a provider of hand tools, power tools and related accessories, mechanical access and electronic security solutions, healthcare solutions, engineered fastening systems, and other products and services.
The company’s common stock is listed on the NYSE under the ticker symbol “SWK”.
Bio-Techne Corporation
Bio-Techne Corporation develops, manufactures and sells biotechnology products and clinical diagnostic controls. The company specializes in proteins, cytokines, growth factors, immunoassays and small molecules.
The company’s common stock is listed on the Nasdaq under the ticker symbol “TECH”.

P-14	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
Texas Instruments Incorporated
Texas Instruments Incorporated operates as a semiconductor design and manufacturing company. The company develops analog ICs and embedded processors.
The company’s common stock is listed on the Nasdaq under the ticker symbol “TXN”.
Zimmer Biomet Holdings, Inc.
Zimmer Biomet Holdings, Inc. designs, develops, manufactures and markets medical equipment. The company offers orthopedic, dental and spinal reconstructive implants, as well as bone cement and related surgical products.
The company’s common stock is listed on the NYSE under the ticker symbol “ZBH”.

P-15	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
HISTORICAL INFORMATION
Historical Performance of the Basket
The following graph is based on hypothetical Basket closing values for the period from May 18, 2022 (the first date that all of the Basket Components were traded publicly, and AZPN completed the acquisition transaction described above) through December 12, 2023, assuming that the Basket closing value was set equal to 100 on May 18, 2022. We derived the Basket closing levels based on the closing prices of the relevant Basket Components on the relevant dates.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Basket Components, or the value of the Basket, at any time.  We cannot give you assurance that the performance of the Basket Components will not result in the loss of a substantial portion of your investment.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE PERFORMANCE

P-16	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated August 1, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
In the opinion of our counsel, Ashurst LLP, it would generally be reasonable to treat the Notes as a pre-paid cash-settled derivative contract linked to the Basket Components for U.S. federal income tax purposes, and the terms of the Notes require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization.
We refer you to the discussion in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Potential Application of Section 1260 of the Internal Revenue Code” for the consequences that may result under Section 1260 of the Code, including the possible recharacterization as ordinary income of any long-term capital gain (the “Excess Gain”) recognized by a U.S. holder in respect of a Note and the possible interest charge applicable to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion for such U.S. holder in taxable years prior to the taxable year of the sale or maturity of the Notes.  One or more Basket Components may be the types of financial assets described under Section 1260 of the Code, and we note that the consequences arising under Section 1260 of the Code may apply to the Notes by reference to such Basket Components. Prospective investors are urged to consult with their tax advisors regarding the potential application of Section 1260 of the Code to their investment in the Notes.
Non-U.S. Holders
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which generally is any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S.-source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective date of the U.S. Treasury Department regulations to provide that withholding on “dividend equivalent” payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are delta-one instruments, non-U.S. holders will be subject to withholding on dividend equivalent payments, if any, under the Notes.  We will not pay additional amounts in respect of any dividend equivalent withholding.

P-17	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or around January 2, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 14, 2021. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
We or one of our affiliates may pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

P-18	RBC Capital Markets, LLC

Return Notes Linked to a Basket of Common Stocks
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket Components. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be set forth on the cover page of the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-19	RBC Capital Markets, LLC